Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Integral Ad Science Holding Corp.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	20,000,000	(2)	$17.66	(3)	$353,200,000.00	0.0001102	$38,922.64

Total Offering Amounts							$353,200,000.00		$38,922.64

Total Fee Offsets									—

Net Fee Due									$38,922.64

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Integral Ad Science Holding Corp.’s (the “Registrant”) common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the Integral Ad Science Holding Corp. 2021 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) This Registration Statement covers an additional 20,000,000 shares of the Common Stock, which are issuable pursuant to the Plan, including shares that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan and as a result of annual evergreen increases under the Plan.

(3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $17.66, the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on May 23, 2023, which date is within five business days prior to the filing of this Registration Statement.